Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

October 24, 2016

among

INTERNATIONAL TEXTILE GROUP, INC.,

PROJECT IVORY INTERMEDIATE HOLDING II CORPORATION

and

PROJECT IVORY MERGER CORPORATION

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of October 24, 2016, among INTERNATIONAL TEXTILE GROUP, INC., a Delaware corporation (the “Company”), PROJECT IVORY INTERMEDIATE HOLDING II CORPORATION, a Delaware corporation (“Parent”), and PROJECT IVORY MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”). The Company, Parent and Merger Subsidiary are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and each of WLR Recovery Fund IV, L.P., a Delaware limited partnership, and WLR IV Parallel ESC, L.P., a Delaware limited partnership, are entering into that certain Exchange and Contribution Agreement, dated as of the date hereof (the “Exchange and Contribution Agreement”), and immediately thereafter are consummating the transactions contemplated thereby (the “Exchange and Contribution Transactions”);

WHEREAS, pursuant to a Securities Purchase Agreement being entered into concurrently with the execution and delivery of this Agreement and dated as of the date hereof between Merger Subsidiary, Project Ivory Acquisition, LLC, a Delaware limited liability company (the “Tranche B Purchaser”), the WLR Entities (as defined below) and the “Representative” named therein (the “Platinum Purchase Agreement”), immediately following the consummation of the Exchange and Contribution Transactions, (a) the Tranche B Purchaser shall acquire from the WLR Entities, and the WLR Entities shall sell to the Tranche B Purchaser, certain subordinated indebtedness of the Company and (b) Merger Subsidiary shall acquire from the WLR Entities, and the WLR Entities shall sell to Merger Subsidiary, all of the Company Common Stock (as defined below), Series A Preferred Stock (as defined below), and Series C Preferred Stock (as defined below), in each case owned by the WLR Entities as of the time of the closing of the transactions contemplated by the Platinum Purchase Agreement (the “WLR/Platinum Transaction”);

WHEREAS, immediately following the consummation of the WLR/Platinum Transaction, including the Exchange and Contribution Transactions, Merger Subsidiary shall become the owner of at least 90% of the outstanding shares of each class of capital stock of the Company;

WHEREAS, immediately following the consummation of the WLR/Platinum Transaction pursuant to this Agreement, Parent will acquire in a merger transaction in accordance with Section 253 of the Delaware Law (as defined below) all of the shares of capital stock of the Company that are not acquired by Merger Subsidiary pursuant to the WLR/Platinum Transaction;

WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have each unanimously determined that it is in the best interests of their respective stockholders to enter into this Agreement providing for the merger of Merger Subsidiary with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”), in accordance with Section 253 of the Delaware Law, upon the terms and conditions set forth herein, with the Merger occurring immediately following the consummation of the Exchange and Contribution Transactions and the WLR/Platinum Transaction;

WHEREAS, the Special Committee (the “Special Committee”) of the Board of Directors of the Company (with authority delegated by the Board of Directors of the Company, hereinafter the “Company Board”), has unanimously determined that it is in the best interests of the Company’s common stockholders (including any holders of common stock issuable upon conversion of the Company’s Series A Preferred Stock), other than the Excluded Persons (as defined below) as to which no determination was made, for the Company to enter into this Agreement and the transactions contemplated hereby, and the Special Committee has recommended that the Company Board approve this Agreement and the transactions contemplated hereby in accordance with the Delaware Law, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have each unanimously approved this Agreement and the transactions contemplated hereby in accordance with the Delaware Law, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby in accordance with the Delaware Law, upon the terms and subject to the conditions set forth herein; and

WHEREAS, each of Parent, Merger Subsidiary and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

(a)    As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Applicable Law” means, with respect to any Person, any federal, national, state, provincial, local or foreign law (including common law), statute, ordinance, directive, code, executive order, act, constitution, treaty, rule, regulation, order, judgment or decree, injunction, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated by Applicable Law or executive order to close.

“Companies” means the Company and its Subsidiaries, collectively.

“Company Equity Incentive Plans” means the International Textile Group, Inc. Amended and Restated Equity Incentive Plan and International Textile Group, Inc. Amended and Restated Stock Option Plan for Non-Employee Directors, each as effective October 20, 2006, and the International Textile Group, Inc. 2008 Equity Incentive Plan, effective April 1, 2008.

“Company Material Adverse Effect” means any event, change, occurrence, condition, development, state of facts, effect or circumstance that, individually or together with any other event, change, occurrence, condition, development, state of facts, effect or circumstance, has or would be reasonably like to have a material adverse effect on (i) the business, assets, properties, financial or other condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the consummation by the Company of the Merger and the other transactions contemplated herein.

“Company Options” means any issued and outstanding options (including commitments to grant options approved by the board of directors of the Company or an authorized committee of the board of directors of the Company prior to the date hereof) to purchase shares of Company Common Stock.

“Company Stock” means the shares of Company Common Stock, Series A Preferred Stock, Series C Preferred Stock and any other outstanding shares of the capital stock of the Company.

“Company Stockholders” means the holders of Company Stock.

“Control” means, when used with respect to any specified Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise or the ownership of more than 10% of the voting securities (or other ownership interest) of such Person.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Excluded Persons” means any investment funds, investment vehicles or other entities managed or controlled by WL Ross & Co. LLC or its Affiliates and related persons, including WLR Recovery Fund II, L.P., WLR Recovery Fund III L.P., WLR/AR Holdings, Inc., WLR Recovery Fund IV, L.P., WLR IV Parallel ESC, L.P., and WLR/GS Master Co-Investment, L.P., and any Person or entity that may be deemed to be a control person, related person or Affiliate of WLR Ross & Co. LLC or such funds, vehicles or other entities and any other Person who may be deemed to beneficially own securities of any class of the Company owned, directly or indirectly, by such funds, vehicles or entities.

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of March 30, 2011, by and among the Company, Burlington Industries LLC, Carlisle Finishing LLC, Cone Denim LLC, Cone Jacquards LLC, Safety Components Fabric Technologies, Inc. and Narricot Industries LLC, as the Borrowers, the other persons party thereto that are designated as Credit Parties, Wells Fargo Bank, N.A., as the Administrative Agent for all Lenders, and the other financial institutions party thereto, as Lenders, as amended, restated, supplemented or otherwise modified on or prior to the Closing Date, and any other documents, agreements or instruments executed and delivered by any of the Companies in connection therewith.

“Governmental Authority” means any federal, national, state, provincial, local or foreign court, tribunal or governmental, legislative, executive, administrative or regulatory body, department, authority, instrumentality, agency, any tribunal, administrative hearing body, arbitration panel, commission or other similar dispute-resolving panel or body.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Material Adverse Effect” means any event, change, occurrence, condition, development, state of facts or circumstance that would prevent the consummation by Parent or Merger Subsidiary of the Merger.

“Per Share Merger Consideration” means, as the case may be, (a) the Common Per Share Merger Consideration payable with respect to shares of Company Common Stock pursuant to Section 2.4(a) or (b) the Series A Per Share Merger Consideration payable with respect to shares of Series A Preferred Stock pursuant to Section 2.4(b).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint venture, an unincorporated organization, a trust, a Governmental Authority, or other entity or organization.

“Representatives” means the directors, members, managers, partners, officers, employees, Affiliates, financial advisors, attorneys, accountants, agents, lenders, financing sources, and other advisors or representatives of a Party.

“SEC” means the Securities and Exchange Commission.

“Series B Preferred Stock” means Series B preferred stock, par value $0.01 per share, of the Company.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or 50% or more of the equity interests of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, escheat, abandoned or unclaimed property, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, statutory housing fund, unemployment, disability, payroll, license, employee or other withholding, or other tax, governmental fee or like assessment or charge of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing or the failure to pay any such amount or file any tax return.

“WLR Entities” means WLR Recovery Fund II, L.P., a Delaware limited partnership, WLR Recovery Fund III, L.P., a Delaware limited partnership, International Textile Holdings, Inc., a Delaware corporation, WLR Recovery Fund IV, L.P., a Delaware limited partnership, WLR IV Parallel ESC, L.P., a Delaware limited partnership, and WLR/GS Master Co-Investment, L.P., a Delaware limited partnership.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Consideration	4.3(d)
Agreement	Preamble
Certificates	2.5(b)
Closing	2.2
Closing Date	2.2
Common Per Share Merger Consideration	2.4(a)
Company	Preamble
Company Board	Recitals
Company Common Stock	2.4(a)
Company Securities	4.3(c)
D&O Insurance	6.3(c)
Dissenting Shares	2.6
Effective Time	2.3
e-mail	10.1
Exchange and Contribution Agreement	Recitals
Exchange and Contribution Transactions	Recitals
Exchange Fund	2.5(a)
Indemnified Person	6.3(a)
Maximum Premium	6.3(c)
Merger	Recitals
Merger Notice	8.5
Merger Subsidiary	Preamble
Parent	Preamble
Parties	Preamble
Party	Preamble
Paying Agent	2.5(a)
Platinum Purchase Agreement	Recitals

Term	Section
Proceeding	6.3(a)
Series A Per Share Merger Consideration	2.4(b)
Series A Preferred Stock	2.4(b)
Series C Preferred Stock	2.4(c)
Special Committee	Recitals
Subsidiary Securities	4.4(d)
Surviving Corporation	2.1
Tail Policy	6.3(c)
Tranche B Purchaser	Recitals
Uncertificated Shares	2.5(b)
WLR/Platinum Closing	2.1
WLR/Platinum Transaction	Recitals

Section 1.2    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time on or prior to the Effective Time and to any rules or regulations promulgated thereunder on or prior to the Effective Time. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The phrase “made available to Parent”, “delivered to Parent”, “provided to Parent”, “made available to Merger Sub”, “delivered to Merger Sub”, “provided to Merger Sub” or similar phrases when used in reference to a document, means that the document was made available for viewing in the “Project Ivory” electronic data room hosted by Merrill DataSite, as that site existed as of 5:00 p.m. ET on the date that is two (2) Business Days prior to the date hereof and either (x) remained accessible to Parent for at least three (3) months after the Closing in a form viewable and downloadable by Parent or (y) was delivered to the Parent at the Closing on a compact disc in a copyable format.

ARTICLE II

THE MERGER

Section 2.1    The Merger. Immediately following the “Closing” (as defined in the Platinum Purchase Agreement in effect on the date hereof) of the WLR/Platinum Transaction (the “WLR/Platinum Closing”), the Parties shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable, to cause the Merger to be effected immediately following the WLR/Platinum Closing pursuant to, and to comply with, Section 253 of the Delaware Law, as may be amended from time to time. No party will take any action that is intended to prevent compliance with Section 253 of the Delaware Law. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 253 of the Delaware Law, at the Effective Time, Merger Subsidiary shall be merged with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2    Closing. The closing of the Merger (the “Closing”) will take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, unless another place is agreed to in writing by the parties hereto, immediately after the consummation of the WLR/Platinum Closing on (a) the date of, but no sooner than the time which is immediately after the consummation of, the WLR/Platinum Closing; or (b) such other date, time, or place as mutually agreed (in each parties’ sole discretion) to in writing by the parties hereto. The date on which the Closing actually occurs is herein referred to as the “Closing Date”.

Section 2.3    Effective Time. Subject to the provisions of this Agreement, simultaneously with the Closing, the Parties shall file with the Secretary of State of the State of Delaware a certificate of ownership and merger, executed in accordance with, and in such form as is required by, the relevant provisions of Delaware Law. At or prior to the consummation of the Merger, the Parties shall make all other filings, recordings or publications required under Delaware Law in connection with the Merger. The Merger shall become effective upon the filing of the certificate of ownership and merger in accordance with Section 253 of the Delaware Law or at such later time as is agreed to by the Parties and specified in the certificate of merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.4    Effect on Capital Stock and Incentive Equity. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

(a)    each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.4(e) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $0.55 in cash, without interest (the “Common Per Share Merger Consideration”);

(b)    each share of Series A convertible preferred stock, par value $0.01 per share, of the Company (“Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock to be canceled pursuant to Section 2.4(e) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $1.42879 in cash, without interest (the “Series A Per Share Merger Consideration”), such amount representing the amount in cash the holders of Series A Preferred Stock would be entitled to receive for each share of Series A Preferred Stock on an as-if-converted to Company Common Stock basis;

(c)    each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(d)    each share of Series C preferred stock, par value $0.01 per share, of the Company (“Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(e)    each share of Company Stock owned by Parent, Merger Subsidiary or any Affiliate or other direct or indirect wholly-owned Subsidiary of Parent, and shares of Company Stock owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(f)    each share of common stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation;

(g)    (i) the Company Equity Incentive Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be cancelled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Equity Incentive Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof; and

(h)    each outstanding Company Option shall, automatically and without any further action on the part of any holder of Company Options, be cancelled and terminated, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Option. Prior to the Effective Time, the Company shall deliver to the holders of Company Options notices, in form and substance reasonably acceptable to Parent, setting forth the treatment of the Company Options under this Agreement.

Section 2.5    Surrender and Payment.

(a)    Prior to the Effective Time, Parent has appointed Continental Stock Transfer & Trust Company as paying agent (the “Paying Agent”) in connection with the Merger. At or prior to the Effective Time, Parent shall make available or cause to be made available to the Paying Agent amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 2.4 (such cash being hereinafter referred to as the “Exchange Fund”). Such funds may be invested by the Paying Agent as directed by Parent; provided that (i) no such investment or losses thereon shall affect the Per Share Merger Consideration payable hereunder, and, following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Company Stockholders in the amount of any such losses and (ii) such investments shall only be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If a holder of Dissenting Shares effectively withdraws its demand for, or fails to perfect and therefore loses its, appraisal rights pursuant to Section 262 of Delaware Law with respect to any Dissenting Shares, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (A) the number of shares of Dissenting Shares for which the holder of Dissenting Shares has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 262 of Delaware Law and (B) the Per Share Merger Consideration payable to such holder of Dissenting Shares.

(b)    Promptly after the Effective Time (and in any event within ten days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Company Stock entitled to receive any Per Share Merger Consideration pursuant to this Agreement (other than any holder of Dissenting Shares) (i) a letter of transmittal in customary form approved by Parent prior to the Effective Time specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of certificates representing the shares of Company Stock (the “Certificates”) (or affidavits of loss and indemnity in lieu thereof as provided in Section 2.5(e)) or transfer of uncertificated shares of Company Stock (the “Uncertificated Shares”) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss and indemnity in lieu thereof as provided in Section 2.5(e)) or the Uncertificated Shares in exchange for the applicable Per Share Merger Consideration. Upon (A) surrender of a Certificate (or affidavit of loss and indemnity in lieu thereof as provided in Section 2.5(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holder of such Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.7) equal to (x) the number of shares of Company Stock represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.5(e)) or Uncertificated Shares multiplied by (y) the applicable Per Share Merger Consideration set forth in Section 2.4(a) or Section 2.4(b), as applicable, and the Certificate so surrendered and the Uncertificated Shares so transferred shall forthwith automatically and irrevocably be cancelled and shall no longer be considered outstanding. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Uncertificated Shares. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)    From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.

(d)    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Company Stockholders for six months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of shares of Company Stock (other than a holder of Dissenting Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as a general unsecured creditor for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.7) upon due surrender of its Certificates (or affidavits of loss in lieu thereof) or due transfer of its Uncertificated Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

(e)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity (in customary and reasonable form) by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such customary and reasonable terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.7) equal to the number of shares of Company Stock represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)    If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(g)    The Per Share Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Stock in respect of which such Per Share Merger Consideration was paid. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

Section 2.6    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly demanded appraisal for such Shares in accordance with Section 262 of the Delaware Law (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and the holders thereof shall be entitled to receive the “fair value” of such shares of Company Stock as provided in Section 262 of the Delaware Law; provided, however, that if, after the Effective Time, any such stockholder of the Company shall fail to perfect or shall effectively and irrevocably waive, withdraw, or lose such stockholder’s rights under Section 262 of the Delaware Law, such stockholder’s shares of Company Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the applicable Per Share Merger Consideration without any interest thereon. The Company shall give Parent prompt notice of any notice received by the Company of intent to demand appraisal of any shares of Company Stock, withdrawals of such notices and any other instruments served pursuant to Section 262 of the Delaware Law and received by the Company. Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent or as otherwise required by a final and non-appealable order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

Section 2.7    Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation, its Subsidiaries and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Paying Agent, the Surviving Corporation, its Subsidiaries or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock, in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.8    Resignations. The Company shall cause each director of the Company to resign in their capacity as a director of the Company and its Subsidiaries, such resignations to be effective as of the Closing. The Company shall use its reasonable best efforts to cause each other director and officer or equivalent elected or designated person of each of the Companies requested by Parent in writing prior to the Closing to resign in such capacity, such resignations to be effective as of the Closing.

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1    Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated to be as set forth in Exhibit A attached hereto. Nothing in this Section 3.1 shall affect in any way the indemnification or other obligations provided for in Section 6.3.

Section 3.2    Bylaws. At the Effective Time and by virtue of the Merger, the bylaws of Merger Subsidiary set forth in Exhibit B attached hereto shall be the bylaws of the Surviving Corporation. Nothing in this Section 3.2 shall affect in any way the indemnification or other obligations provided for in Section 6.3.

Section 3.3    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) except as may be set forth in Schedule 3.3 or provided by Parent to the Company at any time prior to the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that:

Section 4.1    Corporate Existence and Power. The Company is a corporation incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as now conducted.

Section 4.2    Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the other agreements, certificates and instruments to be executed and delivered by it in connection with this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate power, capacity and authority and, assuming the transactions contemplated by this Agreement are consummated in accordance with Section 253 of Delaware Law, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the other agreements, certificates and instruments to be executed and delivered by the Company in connection with this Agreement constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors’ rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any litigation therefor may be brought.

Section 4.3    Capitalization.

(a)    The authorized capital stock of the Company consists of 250,000,000 shares, consisting of 150,000,000 shares of Company Common Stock, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which 15,000,000 shares are designated as Series A Preferred Stock, 5,000,000 shares are designated as Series B Preferred Stock, and 5,000,000 shares are designated as Series C Preferred Stock. As of the date hereof but prior to the consummation of the Exchange and Contribution Transactions, (i) 17,468,327 shares of Company Common Stock were issued and outstanding (including 154,317 vested but uncertificated shares held by management), (ii) 3,897,839.4320 shares of Series A Preferred Stock were issued and outstanding (including 732,767.9628 shares to be issued in respect of accrued and undeclared dividends on the date hereof prior to the consummation of the Exchange and Contribution Transactions), all of which are held by the Persons and in the amounts set forth on Schedule 4.3, (iii) no shares of Series B Preferred Stock were issued and outstanding, (iv) 114,628.1126 shares of Series C Preferred Stock were issued and outstanding, all of which are held by the Persons and in the amounts set forth on Schedule 4.3 and (v) 40,322 shares of Company Common Stock, no shares of Series A Preferred Stock, no shares of Series B Preferred Stock, and no shares of Series C Preferred Stock were held by the Company as treasury shares. As of the date hereof after consummation of the Exchange and Contribution Transactions, (i) 32,468,327 shares of Company Common Stock were issued and outstanding (including 154,317 vested but uncertificated shares held by management), (ii) 3,897,839.4320 shares of Series A Preferred Stock were issued and outstanding (including 732,767.9628 shares to be issued in respect of accrued and undeclared dividends on the date hereof prior to the consummation of the Exchange and Contribution Transactions), all of which are held by the Persons and in the amounts set forth on Schedule 4.3, (iii) no shares of Series B Preferred Stock were issued and outstanding, (iv) 214,058.5415 shares of Series C Preferred Stock were issued and outstanding, all of which are held by the Persons and in the amounts set forth on Schedule 4.3 and (v) 40,322 shares of Company Common Stock, no shares of Series A Preferred Stock, no shares of Series B Preferred Stock, and no shares of Series C Preferred Stock were held by the Company as treasury shares. Each share of Series A Preferred Stock is convertible into 2.5978 shares of Company Common Stock. All outstanding shares of Company Common Stock, Series A Preferred Stock and Series C Preferred Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)    3,000,000 shares of Common Stock and 1,000,000 shares of Series B Preferred Stock are reserved for issuance pursuant to the Company Equity Incentive Plans (of which no shares of Common Stock or Series B Preferred Stock were reserved for issuance pursuant to outstanding Company Options). There are no Company Options outstanding. Since January 1, 2006, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Option.

(c)    Other than the Series A Preferred Stock, the Series C Preferred Stock, the Company Common Stock and the Company Options, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding contracts, agreements, arrangements or understandings of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d)    Assuming there are no Dissenting Shares, the aggregate consideration payable under Article II as of the date of this Agreement shall not exceed $2,200,000.00 (the “Aggregate Consideration”), with such Aggregate Consideration consisting of amounts not to exceed (i) $1,725,000.00 with respect to the Company Common Stock and (ii) $475,000.00 with respect to the Series A Preferred Stock.

(e)    The Company has entered into the Exchange and Contribution Agreement and will consummate the Exchange and Contribution Transactions immediately prior to the WLR/Platinum Closing.

Section 4.4    Subsidiaries.

(a)    Schedule 4.4 sets forth a correct and complete list of (i) each Subsidiary of the Company, (ii) the jurisdiction of organization thereof and (iii) the issued and outstanding capital stock or shares or equity interests, and holders of record thereof, of each Subsidiary that is a corporation or a “sociedad anonima de capital variable”, and the outstanding membership or economic interests, and the holders of record thereof, of each Subsidiary that is a limited liability company. Except for the Company’s Subsidiaries and marketable securities held for investment or cash management purposes, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b)    Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not reasonably be expected to be material to the Company and its Subsidiaries. Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Companies is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent true, complete and correct copies of all the incorporation documents including but not limited to certificates of incorporation, bylaws (or equivalent organizational documents), as amended to date, of the Company’s Subsidiaries.

(c)    All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Company of such Subsidiary’s business as presently conducted.

(d)    Except as set forth on Schedule 4.4(d), there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding contracts, agreements, arrangements or understandings of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 4.5    Brokers. Except for Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by the Company, neither the Company nor any of its controlled Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 4.6    Anti-Takeover Laws. Prior to the execution of this Agreement, assuming the accuracy of Parent’s representations and warranties set forth in Section 5.4, the Company has taken all actions necessary or as required to render inapplicable to this Agreement, the Platinum Purchase Agreement and the transactions contemplated hereby or thereby any restrictions set forth in Section 203 of the Delaware General Corporation Law on business combinations or the ability to acquire or vote the shares of Company Stock by Parent, Merger Subsidiary or their respective Subsidiaries or Affiliates. Assuming the accuracy of Parent’s representations and warranties set forth in Section 5.4, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the Delaware General Corporation Law, applicable to this Agreement, the Platinum Purchase Agreement and the transactions contemplated hereby and thereby that requires additional action by the Company or the board of directors of the Company in order for any such anti-takeover statute to be inapplicable to this Agreement and the transactions contemplated hereby.

Section 4.7    Opinion of Financial Advisor. The Special Committee has received a written opinion of Houlihan Lokey Capital, Inc., financial advisor to the Special Committee, to the effect that, as of October 22, 2016, and subject to the limitations, qualifications and assumptions set forth therein, the Common Per Share Merger Consideration to be paid to holders of Company Common Stock (other than the Excluded Persons), including Company Common Stock issuable upon conversion of the shares of Series A Preferred Stock (other than those held by the Excluded Persons), pursuant to Section 2.4(a) of this Agreement is fair to such holders from a financial point of view, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement for informational purposes only.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.1    Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to carry on its business as now conducted, except for any failure to be so incorporated, existing and in good standing as, and to have corporate power and authority the absence of which would not have a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by the Platinum Purchase Agreement or this Agreement or the transactions contemplated thereby or hereby. Merger Subsidiary was incorporated solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement and the Platinum Purchase Agreement. All of the outstanding shares of capital stock of Merger Subsidiary have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of all liens, pledges, charges, security interests, encumbrance or other similar adverse claims.

Section 5.2    Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other agreements, certificates and instruments to be executed and delivered by it in connection with this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate power and authority of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action of Parent and Merger Subsidiary. Each of this Agreement and the other agreements, certificates and instruments to be executed and delivered by it in connection with this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors’ rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any litigation therefor may be brought.

Section 5.3    Available Funds. At the Closing (after consummation of the WLR/Platinum Transaction and the other transactions contemplated by the Platinum Purchase Agreement), the Parent and Merger Subsidiary will have available to them immediately available funds to enable them to consummate the Merger pursuant to the terms of this Agreement, including to pay the aggregate Per Share Merger Consideration pursuant to Section 2.4(a) and Section 2.4(b).

Section 5.4    Platinum Purchase Agreement; Ownership of Shares. Parent has delivered to the Company a true, complete and accurate copy of the Platinum Purchase Agreement. Assuming the accuracy of the Company’s representations and warranties set forth in Article III, at the Closing (after consummation of the WLR/Platinum Closing and the other transactions contemplated by the Platinum Purchase Agreement (including the consummation of the Exchange and Contribution Transactions)), Merger Subsidiary will own beneficially and of record at least 90% of each class of outstanding Company Stock. Except for the shares of Company Stock acquired by Merger Subsidiary pursuant to the Platinum Purchase Agreement and the other agreements contemplated thereby, neither Parent nor Merger Subsidiary or any of their Subsidiaries or Affiliates beneficially owns any shares of Company Stock. Prior to the consummation of the WLR/Platinum Transaction, none of Parent, Merger Subsidiary or any of their “affiliates” or “associates” was, or at any time during the last three (3) years has been, an “interested stockholder” (as such term is defined in Section 203 of Delaware Law) of the Company.

Section 5.5     Solvency. No transfer of property is being made by Parent or Merger Subsidiary and no obligation is being incurred by Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement, the Exchange and Contribution Agreement or the Platinum Purchase Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

Section 5.6    Absence of Certain Agreements. Except as set forth in the Platinum Purchase Agreement or in connection with the transactions expressly contemplated therein, neither Parent nor any of its Affiliates has entered into any binding contract, arrangement or understanding (in each case whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding, pursuant to which any holder of Company Common Stock or Series A Preferred Stock would be entitled to receive consideration of a different amount or nature than the Common Per Share Merger Consideration and Series A Preferred Per Share Merger Consideration, respectively, set forth in Section 2.4(a) and Section 2.4(b), respectively.

Section 5.7    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who will be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement for which the Company may become liable prior to the Effective Time.

Section 5.8    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Companies by Parent and Merger Subsidiary, Parent and Merger Subsidiary have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Companies and their business and operations. Parent and Merger Subsidiary hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Subsidiary are familiar, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Subsidiary will have no claim, right or obligation under this Agreement or otherwise against any of the Companies, or any of their respective Representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Subsidiary hereby acknowledge that, except as set forth in this Agreement, the Platinum Purchase Agreement and all other documents, certificates and agreements contemplated therein, none of the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Notwithstanding the foregoing or any provision to the contrary in this Agreement, (i) the Company hereby expressly agrees and acknowledges that Parent and Merger Subsidiary may rely, and are relying, on the representations and warranties in this Agreement and in all of the other certificates and documents delivered pursuant to this Agreement and (ii) nothing in this Agreement or any of the other certificates or documents delivered pursuant to this Agreement shall limit any right or remedy of Parent or Merger Subsidiary with respect to fraud.

ARTICLE VI

COVENANTS OF THE PARENT

Section 6.1    WLR/Platinum Closing. Parent and Merger Subsidiary agree that the WLR/Platinum Closing and the Exchange and Contribution Transactions will not occur at any time when the conditions to the Closing set forth in Section 9.1, Section 9.2 or Section 9.3 are not satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) as of the time of the WLR/Platinum Closing and the Exchange and Contribution Transactions or if the Closing will not occur immediately after the Exchange and Contribution Transactions and the WLR/Platinum Closing, and Parent and Merger Subsidiary agree that the Platinum Purchase Agreement contains a condition to the WLR/Platinum Closing to that effect.

Section 6.2    Obligations of Merger Subsidiary. Parent shall use its reasonable best efforts to take all actions necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions and at the time set forth in this Agreement.

Section 6.3    Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)    Commencing with the Effective Time and continuing until the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the same extent such Indemnified Persons are indemnified as of the time immediately prior to the Effective Time by the Company or its applicable Subsidiaries pursuant to Applicable Law or provided under the certificate of incorporation, bylaws, any equivalent governing documents and any indemnification agreements of the Company and its Subsidiaries made available to Parent prior to the date hereof and in effect immediately prior to the Effective Time. In the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), to which an Indemnified Person is or has been a party or with respect to which an Indemnified Person is or has been otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Person is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as an officer or director of another enterprise (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), then to the extent provided for in the certificate of incorporation, bylaws or equivalent governing documents or any indemnification agreement of the Company or its applicable Subsidiaries made available to Parent prior to the date hereof: (i) Parent shall, or shall cause the Surviving Corporation to, advance fees, costs and expenses (including reasonable and documented attorney’s fees and disbursements) incurred by each Indemnified Person in connection with and prior to the final disposition of such Proceedings as provided in, and in each case, subject to the same exclusions, limitations and repayment provisions set forth in, the certificate of incorporation, bylaws or equivalent governing documents or any indemnification agreement of the Company or its applicable Subsidiaries made available to Parent prior to the date hereof; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware Law or the Surviving Corporation’s or its applicable Subsidiaries’ certificate of incorporation, bylaws or equivalent governing documents, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification is being sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such action, suit, Proceeding, investigation or claim or such Indemnified Person otherwise consents in writing. If any Proceeding is brought against any Indemnified Person in which indemnification could be sought by such Indemnified Person under this Section 6.3, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (B) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding and (C) the Surviving Corporation shall, to the extent provided in this Section 6.3, pay all reasonable and documented fees and expenses of one such counsel (and one local counsel) retained by an Indemnified Person promptly after statements and reasonable detail therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding.

(b)    Commencing at the Effective Time and continuing until the sixth anniversary of the Effective Time, to the fullest extent permitted by Applicable Law, Parent shall not amend or modify in a manner adverse to the Indemnified Persons the provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) and in the certificate of incorporation, bylaws and other governing documents of the Company’s Subsidiaries, in each case made available to Parent prior to the date hereof, regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case as in existence immediately prior to the Effective Time.

(c)    Prior to the Effective Time, the Company shall, or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium (such premium to be treated as a “Transaction Expense” (as defined in the Platinum Purchase Agreement) under the Platinum Purchase Agreement) for the non-cancellable extension of the insurance coverage (the “Tail Policy”) under the Company’s existing directors’ and officers’ insurance policies, employment practices liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six years from and after the date hereof with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the coverage provided under the Company’s existing D&O Insurance policies (true and complete copies of which have been made available to Parent prior to the date hereof) with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that neither Parent nor the Surviving Corporation shall be required to pay aggregate premiums for the Tail Policy in excess of 300% of the amount of the current annual premium of the D&O Insurance (the “Maximum Premium”), but if they are unable to obtain the Tail Policy for an amount less than or equal to the Maximum Premium, they shall obtain as much comparable insurance as possible in the form of a customary six year “tail policy” on the terms described in this Section 6.3 for an annual premium equal to the Maximum Premium. If the Company or the Surviving Corporation fail to obtain the Tail Policy as of the date hereof, subject to the proviso in the immediately preceding sentence, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, from the date hereof, maintain the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof.

(d)    Notwithstanding anything herein to the contrary, if an Indemnified Person is or has been a party to or is or has been otherwise involved in any Proceeding (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.3 shall continue in effect solely and specifically as they relate to such Indemnified Person until the final disposition of such Proceeding.

(e)    If, prior to the sixth anniversary of the Effective Time, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.3.

(f)    The rights of each Indemnified Person under this Section 6.3 shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or other governing documents of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(g)    Notwithstanding anything in this Agreement or this Section 6.3 to the contrary, the rights, benefits or privileges set forth in this Section 6.3 shall not apply to, inure to the benefit of, or be enforceable by any of the WLR Entities or any of their Affiliates (other than the Company and its Subsidiaries), or any director of the Company who is a designee or Affiliate (other than the Company and its Subsidiaries) of the WLR Entities or any of their Affiliates (other than the Company and its Subsidiaries), whether in such Person’s capacity as an officer, director or equivalent of the Company or any of its Subsidiaries, and no such Person shall be deemed an Indemnified Person; provided that notwithstanding the foregoing, it is expressly agreed for the avoidance of doubt that this Section 6.3(g) does not apply to, or limit any rights of, William Carmichael, John Gildea or Kenneth Kunberger under this Section 6.3.

Section 6.4    No Other Representations and Warranties. Except for the representations and warranties expressly made by the Company set forth in this Agreement or in any other certificate or document delivered pursuant to this Agreement, each of Parent and Merger Subsidiary acknowledges and agrees that no other representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Companies with respect to their respective businesses, affairs, assets, liabilities, financial conditions, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Subsidiary by or on behalf of the Companies, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Companies, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by any of the Companies or any of their Representatives or Affiliates with respect to any one or more of the foregoing. Neither any of the Companies nor any of their Representatives or Affiliates will have or be subject to any liability or obligation to Parent or Merger Subsidiary or any other Person resulting from the distribution in written or verbal communications to Parent or Merger Subsidiary of any such information, including any information, documents, projections, forecasts or other material made available to Parent or to Merger Subsidiary in online “data rooms,” confidential information memoranda or management interviews and presentations except as set forth in this Agreement, the Platinum Purchase Agreement or in any other certificate or document contemplated therein. Notwithstanding the foregoing or any provision to the contrary in this Agreement, (i) the

Companies hereby expressly agrees and acknowledges that Parent and Merger Subsidiary may rely, and are relying, on the representations and warranties in this Agreement and in all of the other certificates and documents delivered pursuant to this Agreement and (ii) nothing in this Agreement or any of the other certificates or documents delivered pursuant to this Agreement shall limit any right or remedy of Parent or Merger Subsidiary with respect to fraud.

ARTICLE VII

[INTENTIONALLY OMITTED]

ARTICLE VIII

COVENANTS OF PARENT AND THE COMPANY

Section 8.1    Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the WLR/Platinum Closing and the Merger, including reasonably cooperating to respond to and taking reasonable actions to defend against any Proceeding brought against the Company, Parent or Merger Subsidiary relating to the Merger.

Section 8.2    Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by the Company, Parent or Merger Subsidiary or any of their respective Representatives on their behalf without the written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by Applicable Law or securities exchange rules (in the reasonable opinion of counsel), in which case the Party proposing to make such disclosure shall use its reasonable best efforts to allow the other Parties reasonable opportunity to review and comment on such press release, announcement or communication prior to issuance, distribution or publication. Concurrently with the execution of this Agreement, the Company shall file or cause to filed a Form 8-K disclosing this Agreement, the Platinum Purchase Agreement and the transactions contemplated hereby and thereby, in form and substance approved by Parent prior to the date hereof. Notwithstanding any provision to the contrary in this Agreement, after the Closing, Parent, the Companies and their respective Affiliates and Representatives may issue any releases of information without the consent of any Party hereto.

Section 8.3    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.4    Section 16 Matters. Prior to the Effective Time, the Company has taken all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.5    Filings Prior to the Effective Time; Notice of Merger and Appraisal Rights. (a) Prior to the Effective Time, the Company has taken all actions under, and has made or furnished all filings necessary or desirable in order for the Company to comply with, the rules and regulations of the 1933 Act and the Delaware General Corporation Law, in each case applicable or relating to the transactions contemplated by this Agreement and the Platinum Purchase Agreement. As promptly as practicable after the Effective Time, and in any event within 10 days following the Effective Time, Parent shall cause the Company to comply with the notice requirements of Section 262(d)(2) of the Delaware Law (the “Merger Notice”), including by notifying each of the Company Stockholders who is entitled to appraisal rights of the approval of the Merger and that appraisal rights are available for any or all shares of Company Stock.

Section 8.6    Registration Termination. Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to terminate registration under the 1934 Act; provided that such termination shall not be effective until after the Effective Time.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)    The WLR/Platinum Closing shall have occurred and Merger Subsidiary shall hold over 90% of each class of Company Stock; and

(b)    no injunction issued by any court of competent jurisdiction preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect.

Section 9.2    Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger is further subject to the satisfaction of each of the following conditions:

(a)    The representations and warranties of the Company set forth in Article IV which are qualified as to materiality shall be true, correct and complete in all respects, and the representations and warranties of the Company set forth in Article IV as are not so qualified shall be true and correct in all material respects, in each case, at and as of the date when made and as of the date of the Closing with the same effect as though made at and as of such time. Parent shall have received a certificate of an executive officer of the Company on its behalf to the foregoing effect.

(b)    The Company shall have performed in all material respects the covenants and obligations under this Agreement required to be performed by the Company at or prior to the Closing. Parent shall have received a certificate of an executive officer of the Company on its behalf to the foregoing effect.

(c)    At the Closing, the Company shall have delivered, or caused to be delivered, to the Parent the following:

(i)    if requested by Parent, customary payoff letters (in form and substance reasonably satisfactory to Parent) with respect to the indebtedness of the Company outstanding under the Existing Credit Facility, together with customary lien and collateral releases;

(ii)    an affidavit (in form and substance reasonably satisfactory to Parent) executed by an officer of the Company on behalf of the Company certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code);

(iii)    letters of resignation from the Persons required to resign from the Companies as specified in the first sentence of Section 2.8; and

(iv)    a certificate of an authorized officer of the Company certifying as to (A) the certificate of incorporation, certification of formation or equivalent governing documents of the Company and its Subsidiaries, (B) the bylaws (or equivalent) of the Company and its Subsidiaries and (C) written resolutions duly adopted by the board of directors of the Company approving this Agreement and the transactions agreements contemplated herein, including the Merger.

Section 9.3    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)    The representations and warranties of Parent set forth in Article V which are qualified as to materiality shall be true, correct and complete in all respects, and the representations and warranties of Parent set forth in Article V as are not so qualified shall be true and correct in all material respects, in each case, at and as of the date when made and as of the date of the Closing with the same effect as though made at and as of such time. The Company shall have received a certificate of an executive officer of Parent on its behalf to the foregoing effect.

(b)    Parent and Merger Subsidiary shall have performed in all material respects the covenants and obligations under this Agreement required to be performed by Parent and Merger Subsidiary at or prior to the Closing. The Company shall have received a certificate of an executive officer of Parent on its behalf to the foregoing effect.

Section 9.4     Frustration of Closing Conditions. Neither the Company nor Parent or Merger Subsidiary may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3 to be satisfied if such failure was caused by such Party’s or its Affiliate’s breach in any material respect of any provision of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

(A)    if to Parent or Merger Subsidiary, to:

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive

Beverly Hills, California 90210

Attention: Eva Kalawski

E-mail: EKalawski@platinumequity.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Jeffrey A. Fine, P.C.

Facsimile No.: (312) 862-2200

E-mail: jeff.fine@kirkland.com

(B)    if to the Company, to:

International Textile Group, Inc.

804 Green Valley Road, Suite 300

Greensboro, North Carolina 27408

Attention: Neil M. Koonce, Esq.

Facsimile No.: (336) 379-6972

E-mail: Neil.Koonce@itg-global.com

with a copy to:

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309-3053

Attention: Mark Hanson and William J. Zawrotny

Facsimile No.: (404) 581-8330

E-mail: mlhanson@jonesday.com and wjzawrotny@jonesday.com

with a copy to counsel to the Special Committee:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

Attention: C. William Baxley and Robert Leclerc

Facsimile No.: (404) 572-5100

E-mail: bbaxley@kslaw.com and rleclerc@kslaw.com

and:

Morris James LLP

500 Delaware Avenue, Suite 1500

Wilmington, Delaware 19801

Attention: Lewis H. Lazarus and Brett M. McCartney

Facsimile No. (302) 571-1750

Email: llazarus@morrisjames.com and bmccartney@morrisjames.com or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.2    Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 10.3    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.4    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 10.5    Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns, other than: (i) with respect to the provisions of Section 6.3 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, and (ii) at and after the Effective Time, the rights of the Company Stockholders to receive the applicable Per Share Merger Consideration in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.

(b)    No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each of the other Parties; provided that, so long as such assignment does not prevent, delay or impair the Closing, Parent and Merger Subsidiary may assign without the consent of any other Party, in its sole discretion, any or all of its rights, interests or obligations under this Agreement (i) to any of their respective Affiliates, (ii) to any successor in interest to all or substantially all of the Parent or Merger Subsidiary or the business of Parent or Merger Subsidiary, or (iii) to any of Parent’s or Merger Subsidiary’s lenders as collateral security, but no such assignment shall relieve Parent or Merger Subsidiary of its obligations hereunder.

Section 10.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 10.7    Jurisdiction. The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, exclusively in any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such suit, action or Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.1 shall be deemed effective service of process on such Party.

Section 10.8    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.9    WAIVERS IRREVOCABLE. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN Section 10.7 AND Section 10.8 ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 10.10    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by all of the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.11    Entire Agreement. This Agreement, together with all other agreements, documents and instruments contemplated herein (including, for the avoidance of doubt, the Platinum Purchase Agreement (which the Parties acknowledge the Company is not a party thereto) and the documents and instruments contemplated therein) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

Section 10.12    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.13    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would occur if the Merger were not consummated and the Company Stockholders did not receive the aggregate applicable Per Share Merger Consideration in accordance with the terms but subject to the conditions of this Agreement, including the satisfaction or waiver of all of the conditions to closing set forth in Article IX) and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger and Parent’s obligation to pay, and the Company Stockholders’ right to receive, the aggregate applicable Per Share Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement, including the satisfaction or waiver of all of the conditions to closing set forth in Article IX) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity, and the Parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/
Name:
Title:

PROJECT IVORY INTERMEDIATE HOLDING II CORPORATION

By:	/s/
Name:
Title:

PROJECT IVORY MERGER CORPORATION

By:	/s/
Name:
Title: